Exhibit 10.1

 95 Methodist Hill Drive Suite 500

Rochester New York 14623

585.239.9800 | 585.239.9806

October 7, 2013

Dear Northeast LCD Capital, LLC:

As you know, Northeast LCD Capital, LLC holds two Notes from Caliber I.D.  in the original principal amounts of $7 million and $5 million.  To permit Caliber to raise its next financing round, Northeast agrees to modify the Notes as follows:

1.	Contingent only on Caliber raising $6 million in the contemplated offering, the outstanding principal and interest of the $5 million Note will be converted in the offering into Caliber’s common stock on the same terms as the shares that are sold to other investors in the offering.

2.	The maturity of the $7 million Note will be extended by 3 years, the interest rate will remain the same but interest will be payable only on maturity, and the only events of default will be nonpayment at maturity or Caliber’s insolvency.

3.	Upon the conversion of the $5 million Note, Caliber will issue to Northeast fully-vested warrants to purchase 150,000 shares of common stock at an exercise price equal to the higher of $1.00 per share or the price at which shares are sold in the offering.

This letter is intended to be binding.  To that end, the parties agree to promptly modify the Notes accordingly.

Sincerely,

Caliber I.D.

/s/

Agreed:

Northeast LCD Capital, LLC

/s/